Exhibit 10.49

RESTRICTED STOCK UNIT AGREEMENT

CUBIST PHARMACEUTICALS, INC.

This Restricted Stock Unit Agreement (the “Agreement”) governs the Award of restricted stock units (“RSUs”) to employees (“Participants”) of Cubist Pharmaceuticals, Inc. (the “Company”).  The details of any RSU Award made to a Participant will be set forth in a letter from the Participant’s manager or other written communication from the Company (a “Notice”).

In consideration of the premises and the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant agree as follows:

1.             Relationship to the Plan.  The Participant specifically understands and agrees that the Award is being issued under the Company’s Amended and Restated Equity Incentive Plan (the “Plan”), a copy of which the Participant acknowledges he or she has read and understands and by which Plan he or she agrees to be bound.  The provisions of the Plan are incorporated into this Agreement by reference.  Any terms used and not defined in this Agreement have the meanings ascribed to such terms in the Plan.

2.             Grant of Award.  Participants will be notified of their RSU Award through a Notice.  The Notice will contain, among other things, the number of RSUs in the Award and the grant date of the Award.  The Award represents a contingent entitlement of the Participant to receive shares of the Company’s common stock, par value $.001 per share (“Common Stock”).

3.             Vesting of Award.  Subject to the terms and conditions set forth in this Agreement and the Plan, including the potential impact of a Change in Corporate Control upon the vesting of the Award, the Award will vest annually on a pro rata basis over four years from the grant date, provided that the Participant remains continuously employed by the Company or a Subsidiary through the applicable vesting date.  On each vesting date, the Participant will be entitled to receive such number of shares of Common Stock equivalent to the number of RSUs that vest on the vesting date, provided that the Participant is employed by the Company or a Subsidiary on such vesting date.  Such shares of Common Stock shall thereafter be delivered by the Company to the Participant in accordance with this Agreement and the Plan and as required to comply with Section 409A of the Code.  Notwithstanding the foregoing, if the Participant is as of the vesting date a “specified employee” (as defined under Section 409A of the Code) then such delivery of shares of Common Stock, if required by Section 409A of the Code, will be made six months after the date of a Separation from Service (as defined in Section 409A of the Code).

4.             Forfeiture of the Award.  Except as otherwise set forth in this Agreement or the Plan, if the Participant ceases to be employed for any reason by the Company or a Subsidiary prior to a vesting date, then as of the date on which the Participant’s employment terminates, all unvested RSUs subject to an RSU Award shall immediately be forfeited to the Company.

5.             Prohibitions on Transfer and Sale.  Except as permitted by the Plan, an Award shall not be assigned, pledged or transferred in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.  Any attempted transfer, assignment, pledge or other disposition of an Award or of any rights granted under this Agreement that is contrary to the provisions of the Plan or this Section 4, or the levy of any attachment or similar process upon an Award shall be null and void.  Except as permitted by the Plan, the shares of Common Stock to be issued pursuant to this Agreement shall be issued, during the Participant’s lifetime, only to the Participant (or, in the event of legal incapacity or incompetence, to the Participant’s guardian or representative).

6.             Securities Law Compliance.  The Participant specifically acknowledges and agrees that any sales of shares of Common Stock issued hereunder shall be sold in accordance with the requirements of the Securities Act of 1933, as amended.

7.             Rights as a Stockholder.  The Participant shall have no right as a stockholder, including voting and dividend rights, until the Award vests in accordance with Section 3 of this Agreement.

8.             Tax Liability of the Participant and Payment of Taxes.

(a) The Participant acknowledges and agrees that any income or other taxes due from the Participant with respect to an Award or the shares of Common Stock to be issued pursuant to this Agreement or otherwise sold shall be the Participant’s responsibility.

(b)  The Participant agrees that the Participant will owe taxes on each vesting date on the portion of an Award that vests on the vesting date and, unless the Participant elects to pay such taxes in cash in accordance with the procedure described in Section 8(c), the Company shall be entitled to have the broker designated by the Company sell on the Participant’s behalf a whole number of shares of Common Stock from those shares issuable to you on each vesting date to generate cash proceeds sufficient to satisfy the tax withholding obligations (including U.S. federal, state and local taxes and any non-U.S. taxes or social contributions) that the Company determines are or may be required in connection with such event (referred to as “Sell to Cover Taxes”).  In the event of a Sell to Cover Taxes, the Participant will be responsible for all broker’s fees and other costs of sale.  In addition, the broker will be instructed by the Company to sell a sufficient number of whole shares of Common Stock to generate cash proceeds equal to the tax withholding obligations described above.  Neither the Company nor the broker used by the Company will guarantee any particular sale price for the sale of such shares.

(c)  In lieu of a Sell to Cover Taxes, the Participant may elect to pay the tax withholding obligations described on Section 8(b) in cash if the Participant completes the RSU tax election form (cash payment) to be distributed to recipients of RSU Awards, returns the form to the Company designated broker at least thirty (30) days prior to each vesting date, and complies with all of the other instructions on the form.

9.             Participant Acknowledgements and Authorizations.

The Participant acknowledges the following:

(a)           The Company is not by the Plan, this Agreement or an Award obligated to continue the Participant’s employment relationship or consulting relationship with the Company or any Subsidiary.

(b)           The grant of an Award is considered a one-time benefit and does not create a contractual or other right to receive any other award under the Plan, benefits in lieu of such awards or any other benefits in the future.

(c)           The Plan is a voluntary program of the Company and future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any award, the amount of any award, vesting provisions and purchase price, if any.

(d)           The value of an Award is an extraordinary item of compensation outside of the scope of the Participant’s employment.  As such, an Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits or similar payments.  The future value of the shares of Common Stock underlying the Award is unknown and cannot be predicted with certainty.

(e)           The Participant authorizes the Company to use and disclose to any agent administering the Plan or providing recordkeeping services with respect to the Plan with such information and data as the Company shall request in order to facilitate the grant of an Award, the administration of an Award and the administration of the Plan, and the Participant waives any data privacy rights he or she may have with respect to such information or the sharing of such information.

10.           Notices.  Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:

Cubist Pharmaceuticals, Inc.

65 Hayden Avenue

Lexington, MA 02421

Attn:  General Counsel

Fax:  781-860-1407

Tel: 781-860-8660

If to the Participant at the address set forth in the Company’s records, or to such other address or addresses of which notice in the same manner has previously been given.  Any such notice shall be deemed to have been given on the earliest of receipt, one business day following delivery by the sender to a recognized overnight courier service, or three business days following mailing by registered or certified mail.

11.           Benefit of Agreement.  Subject to the provisions of the Plan and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

12.           Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.  For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction in the Commonwealth of Massachusetts and agree that such litigation shall be conducted in the state courts of Massachusetts or the federal courts of the United States for the District of Massachusetts.

13.           Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

14.           Entire Agreement.  This Agreement, together with the Plan, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

15.           Modifications and Amendments; Waivers and Consents.  The terms and provisions of this Agreement may be modified or amended as provided in the Plan.  Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

16.           Company Signature; Participant Electronic Acknowledgment.  An authorized representative has signed the Agreement below.  By acknowledging your acceptance of the terms of this Agreement through an electronic acknowledgment system established by the Company or its agents, you agree to be bound by all of the terms of this Agreement and the Plan.  The Award will not become effective, and you will therefore have not rights to or in the Award, until you acknowledge your acceptance of the terms of this Agreement in the manner required by the Company.

CUBIST PHARMACEUTICALS, INC.

By:
Name:
Title: